Mail Stop 0306

March 2, 2005



Mr. Gary L. Larson
Vice President of Finance and Chief Financial Officer
Aehr Test Systems
400 Kato Terrace
Fremont, CA  94539

	RE:	Aehr Test Systems
		Form 10-K for the fiscal year ended May 31, 2004
		Form 10-Q for the quarter ended August 31, 2004
		Form 10-Q for the quarter ended November 30, 2004
      File No. 000-22893

Dear Mr. Larson:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant